Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

Aware, Inc. Reports Second Quarter 2011
Financial Results

BEDFORD, MASS. – July 26, 2011 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of broadband technology and biometrics software, today reported financial results for its second quarter ended June 30, 2011.

Revenue for the second quarter of 2011 was $5.9 million, an increase of 19% compared to $5.0 million in the same quarter last year. The net loss for the second quarter of 2011 was $267,000, or $0.01 per diluted share. These results compared to a net loss of $148,000, or $0.01 per diluted share, for the same period a year ago.

For the six months ended June 30, 2011, revenue increased 16% to $12.3 million, compared to $10.6 million in the same period a year ago. Net income for the six months ended June 30, 2011 was $323,000, or $0.02 per diluted share. These results compared to a net loss of $126,000, or $0.01 per diluted share, for the same period a year ago.

Additional information regarding second quarter financial results is presented below:

The $267,000 net loss for the three months ended June 30, 2011 included $555,000 of one-time severance costs related to the resignation of our former CEO in April 2011.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com

Aware, Inc. Reports Second Quarter 2011 Financial Results	Page 2

Product revenue grew 2% from $3.9 million in the second quarter of 2010 to $4.0 million this quarter. The slight rise in product revenue reflects a $0.4 million increase in test and diagnostics hardware and software revenue that was partially offset by a $0.3 million decrease in biometrics software revenue.

Services revenue grew 298% from $346,000 in the second quarter of 2010 to $1.4 million this quarter. The rise in services revenue was primarily due to increased revenue from biometrics engineering projects.  Our biometrics group had its best services revenue quarter in its history.

Royalties declined 24% from $714,000 in the second quarter of 2010 to $541,000 this quarter. The decrease in royalties was due to lower royalties reported to us by one of our legacy DSL chip licensees.

Spending grew 13% from $5.5 million in the second quarter of 2010 to $6.2 million this quarter. The $0.7 million spending increase was the result of two sets of factors, one of which partially offset the other.  Spending was higher due to: 1) the aforementioned one-time severance costs related to the resignation of our former CEO; 2) higher hardware cost of goods sold on higher hardware sales; and 3) higher biometrics engineering expenses to support the increase in biometrics services revenue. Spending increases related to this set of factors were partially offset by lower legal fees and lower director and officer compensation.

We had 82 full time employees at June 30, 2011, which was down two heads from the end of last quarter.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said, “Adjusting for one-time costs in the second quarter, our operating businesses were profitable in both the first and second quarters of this year. While it is difficult to forecast future revenue and profitability with any degree of certainty, we are encouraged by the growth of our services business and our sales pipeline for biometrics software and services and DSL test and diagnostics software.”

On September 24, 2010, Aware announced that it was considering a spin-off of its patent licensing operations.  Aware is currently reviewing strategic options with respect to its patent licensing operations, including a potential spin-off.

Aware, Inc. Reports Second Quarter 2011 Financial Results	Page 3

About Aware

Aware is a leading technology and software supplier for the telecommunications and biometrics industries. Aware has pioneered innovations at telecommunications standards-setting organizations for DSL and home networking. Telecom equipment vendors and phone companies use Aware's DSL test and diagnostics modules and Dr. DSL® software to provision and troubleshoot DSL circuits globally. Aware is also a veteran of the biometrics industry, providing biometric and imaging software components used in government systems worldwide since 1992. Aware's interoperable, standard-compliant, field-proven imaging products are used in a number of applications, from border management to criminal justice to medical imaging. Aware is a publicly held company (NASDAQ: AWRE) based in Bedford, Massachusetts.  www.aware.com

Safe Harbor Warning
Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings and the growth of the DSL test and diagnostics and biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

General factors include, but are not limited to: our quarterly results are unpredictable and may fluctuate significantly; our business is subject to rapid technological change; we face intense competition from a wide range of competitors; our intellectual property is subject to limited protection; our business may be affected by our use of open source software; our business may be affected by government regulations; adverse economic conditions; and our ability to obtain or enforce patents could be affected by new laws, regulations or rules. DSL test and diagnostic factors include, but are not limited to: our DSL test and diagnostic businesses depend upon a limited number of customers; the success of our DSL test and diagnostics products businesses requires telephone companies to install DSL service in volume; our test and diagnostic hardware and software products could have quality problems; we depend on a single source contract manufacturer for the manufacture of our DSL hardware products; and we are dependent on single source suppliers for components in our DSL hardware products. Biometric factors include, but are not limited to: market acceptance of our biometric technologies and products; changes in contracting practices of government or law enforcement agencies; the failure of the biometrics market to experience continued growth; announcements or introductions of new technologies or products by our competitors; failures or problems in our biometric software products; delays in the adoption of new industry biometric standards; growth of proprietary biometric systems which do not conform to industry standards; our ability to sell services contracts in a manner that is consistent with our business model; our ability to deliver services contract milestones; and our dependence on third party contractors and consultants to deliver certain services contract milestones. Further, there can be no assurance as to the timing of a possible spin-off of our patent licensing operations, whether it will ultimately be structured as a spin-off, or whether the possible spin-off will be completed.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2010 and other reports and filings made with the Securities and Exchange Commission.

Aware and Dr. DSL are trademarks or registered trademarks of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Second Quarter 2011 Financial Results	Page 4

AWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
 (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
Product sales	$3,997	$3,911	$9,075	$8,562
Contract revenue	1,375	346	2,204	555
Royalties	541	714	993	1,470
Total revenue	5,913	4,971	12,272	10,587

Costs and expenses:
Cost of product sales	1,087	840	2,308	1,877
Cost of contract revenue	450	74	807	145
Research and development	1,810	2,082	3,770	4,117
Selling and marketing	1,060	1,053	2,111	2,119
General and administrative	1,789	1,416	2,986	2,818
Total costs and expenses	6,196	5,465	11,982	11,076

Income (loss) from operations	(283)	(494)	290	(489)
Other income	-	325	-	325
Interest income	16	21	35	39
Income (loss) before provision for income taxes	(267)	(148)	325	(125)
Provision for income taxes	-	-	2	1
Net income (loss)	$(267)	$(148)	$323	$(126)

Net income (loss) per share – basic	$(0.01)	$(0.01)	$0.02	$(0.01)
Net income (loss) per share – diluted	$(0.01)	$(0.01)	$0.02	$(0.01)

Weighted average shares – basic	20,700	19,927	20,461	19,920
Weighted average shares – diluted	20,700	19,927	20,281	19,920

Aware, Inc. Reports Second Quarter 2011 Financial Results	Page 5

AWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Cash and investments	$43,232	$39,949
Accounts receivable, net	5,073	4,968
Inventories, net	1,413	1,863
Property and equipment, net	6,212	6,360
Other assets, net	257	260

Total assets	$56,187	$53,400

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$3,104	$3,197

Long-term deferred revenue	462	320

Total stockholders’ equity	52,621	49,883

Total liabilities and stockholders’ equity	$56,187	$53,400

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Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com